Exhibit 99.1

Progress Energy announces 2007 second-quarter results; continues to see strong performance from core businesses

Highlights:

♦
Reports second-quarter GAAP loss of $0.75 per share, compared to a loss of $0.19 per share for the same period last year due primarily to losses from the final transactions associated with exiting the merchant energy segment

♦	Reports core ongoing earnings of $0.59 per share, compared to $0.47 per share for the same period last year due primarily to lower interest expense and lower income taxes

♦	Reaffirms 2007 core ongoing earnings guidance of $2.70 to $2.90 per share

RALEIGH, N.C. (Aug. 8, 2007) – Progress Energy [NYSE: PGN] announced second-quarter net losses of $193 million, or $0.75 per share, compared with net losses of $47 million, or $0.19 per share, for the same period last year. The unfavorable quarter-over-quarter variance in GAAP net income is due primarily to losses incurred as part of the final transactions associated with exiting the merchant energy segment. Second-quarter ongoing earnings were $166 million, or $0.65 per share, compared to $81 million, or $0.33 per share, last year. The favorable quarter-over-quarter variance in ongoing earnings is due primarily to synthetic fuels operating results, lower interest expense and lower income tax expense. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share.)

Core ongoing earnings for the second quarter of 2007, which exclude the ongoing earnings from the company’s coal and synthetic fuels operations, were $0.59 per share, compared with $0.47 per share last year. The company benefited from lower interest expense and lower income taxes primarily due to the closure of certain tax years and positions related to divested subsidiaries. Favorable weather at Progress Energy Carolinas also contributed to quarter-over-quarter favorability.

“Our core businesses continued to perform well in the second quarter,” said Bob McGehee, chairman and chief executive officer of Progress Energy. “With the sale of our energy contracts with the Georgia cooperatives we have completed the last major step in our plan to focus our capital and our attention on meeting the needs of our two growing utilities. We have completed this transition ahead of schedule. More important, the results of this initiative have produced a stronger balance sheet, enhanced credit ratings and have contributed to strong ongoing earnings growth. We believe these actions firmly support our investment objective of offering a reasonable total return with low volatility.”

Non-core ongoing earnings for the second-quarter 2007 were $0.06 per share, compared with losses of $0.14 per share last year, primarily due to increased synthetic fuels sales.

PROGRESS VENTURES EXIT REVIEW

The company has closed on the last of the divestitures of assets within the Progress Ventures reporting segment.  Over the past two years, the company sold its merchant energy related nonregulated power plants, natural gas assets and associated long-term power contracts. In total, these divestitures produced about $1.7 billion of after-tax proceeds which were applied to debt reduction and other corporate purposes.

“This business was successfully exited while realizing a modest return on our invested capital,” McGehee said.

2007 CORE ONGOING EARNINGS GUIDANCE

“We’ve had a strong first half of the year and our core businesses continue to perform very well. We are confident in reaffirming our 2007 core ongoing earnings guidance of $2.70 to $2.90 per share,” McGehee said.

The 2007 core ongoing earnings guidance excludes any impacts from the CVO mark-to-market adjustment, potential impairments, coal and synthetic fuels operations and discontinued operations of other businesses. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2007 earnings guidance figures due to the uncertain nature and amount of these adjustments.

2007 NON-CORE EARNINGS

The company expects earnings from our non-core businesses to be between $0.30 and $0.40 per share with oil prices and production levels being the primary determining factors. However, due to the anticipated conclusion of the synthetic fuels production program at the end of 2007, virtually all of these earnings are likely to be reclassified to discontinued operations and excluded from ongoing earnings results later this year. Based on the latest estimates, the company expects to have in excess of $900 million of deferred tax credits when the synthetic fuels program concludes at the end of this year.

RECENT DEVELOPMENTS

•	Comprehensive energy bill passed in North Carolina; presented to governor to sign into law.
•	Received order from the Florida Public Service Commission to refund $13.8 million of previously collected fuel costs plus interest (the company is considering options).
•	Closed on the sale of remaining nonregulated power plants, hedges and contracts in Progress Ventures.
•	Selected Westinghouse AP1000 reactor technology for potential nuclear plant site in Levy County, Fla.
•	Kicked off the Save the Watts energy efficiency and conservation campaign.
•	Signed long-term contract for 75 MW of electricity generated by what will be the largest wood waste biomass plant in the nation.
•	Issued a request for renewables to expand the company’s renewable portfolio and provide cost effective renewable energy to Progress Energy Florida customers.
•	Announced 2,000 MW energy-efficiency goal for Progress Energy Carolinas.
•	Dedicated Florida’s first hydrogen energy station in Orlando.
•	Sponsored first plug-in hybrid electric school bus in Wake County, N.C.

•	Completed nuclear refueling outage at Robinson facility.
•	Received award for the Weatherspoon plant as number one “small plant” performer in cost and reliability from 2001 to 2005 by the Electric Utility Cost Group (EUCG).
•	Received the 2007 ENERGY STAR award for Homes Outstanding Achievement by the U.S. Environmental Protection Agency.

Press releases regarding various announcements are available on the company’s Web site at: www.progress-energy.com/aboutus/news.

2007 BUSINESS HIGHLIGHTS

Below are the second-quarter and year-to-date 2007 highlights for the company’s business units. See the reconciliation tables on pages S-1 and S-2 of the supplemental data for a reconciliation of GAAP earnings per share to ongoing earnings per share. Also see the attached supplemental data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported ongoing earnings per share of $0.34, compared with $0.29 for the same period last year; GAAP earnings per share of $0.34, compared with $0.30 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.04 favorable weather
▪	$0.04 favorable retail margins primarily due to fuel and purchased power
▪	$0.03 favorable depreciation and amortization
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.05) higher O&M expenses primarily due to outage and employee benefit costs
▪	$(0.03) lower wholesale sales
•	Added 28,000 customers (net) during the last 12 months.

Progress Energy Florida

•	Reported ongoing and GAAP earnings per share of $0.27, compared with $0.34 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.02 lower income tax expense primarily due to closure of certain tax years and positions
▪	$0.01 higher wholesale sales
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.03) unfavorable weather
▪	$(0.03) higher O&M costs due to additional Florida sales and use tax related to an ongoing audit and outage costs
▪	$(0.03) higher other operating expenses due to disallowed fuel costs
•	Added 29,000 customers (net) during the last 12 months.

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported ongoing after-tax expenses of $0.02 per share compared with ongoing after-tax expenses of $0.16 per share for the same period last year; GAAP after-tax expenses of $0.15 per share, compared with after-tax expenses of $0.16 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.05 lower income tax expense primarily due to the closure of certain tax years and positions related to divested subsidiaries
▪	$0.04 lower interest expense as a result of reducing holding company debt in 2006
▪	$0.02 lower interest expense due to closure of certain tax years and positions primarily related to divested subsidiaries
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.02) interest allocated to discontinued operations

Non-Core Operations (Coal and Synthetic Fuels)

•
Reported ongoing earnings per share of $0.06, compared with an ongoing loss of $0.14 per share for the same period last year; GAAP earnings of $0.04 per share, compared with a loss of $0.38 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.20 increased synthetic fuels earnings from sales of 2.4 million tons, up from 510,000 tons in 2006
•	Recorded a 24 percent reserve against the value of the tax credits associated with 2007 production due to credit phase out related to estimated oil prices.

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported year-to-date ongoing and GAAP earnings per share of $0.82, compared with $0.64 last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.06 favorable weather
▪	$0.05 favorable retail margins primarily due to fuel and purchased power
▪	$0.05 favorable depreciation and amortization
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.04) lower wholesale sales
▪	$(0.03) higher O&M expenses primarily due to outage and employee benefit costs partially offset by recording additional estimated environmental remediation expenses in 2006

Progress Energy Florida

•	Reported year-to-date ongoing and GAAP earnings per share of $0.51, compared with $0.56 last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.04 lower income tax expense primarily due to closure of certain tax years and positions
▪	$0.03 higher wholesale sales
▪	$0.02 favorable retail margins primarily due to increased rental property revenues
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.04) unfavorable weather
▪	$(0.04) primarily due to lower interest income
▪	$(0.03) higher O&M costs due to outage costs and additional Florida sales and use tax related to an ongoing audit
▪	$(0.03) higher other operating expenses due to disallowed fuel costs

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported year-to-date ongoing after-tax expenses of $0.14 per share compared with ongoing after-tax expenses of $0.26 per share last year; GAAP after-tax expenses of $0.24 per share, compared with after-tax expenses of $0.34 per share last year.

•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.11 lower interest expense due to reducing holding company debt in 2006
▪	$0.08 lower income tax expense primarily due to the closure of certain tax years and positions related to divested subsidiaries
▪	$0.02 lower interest expense due to closure of certain tax years and positions
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.05) interest allocated to discontinued operations
▪	$(0.05) primarily due to the prior year sale of Level 3 stock

Non-Core Operations (Coal and Synthetic Fuels)

•
Reported year-to-date ongoing earnings per share of $0.26, compared with an ongoing loss of $0.11 per share last year; GAAP earnings of $0.26 per share, compared with a loss of $0.41 per share last year.

•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.37 primarily due to increased synthetic fuels earnings from sales of 4.5 million tons, up from 1.7 tons in 2006

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following tables provide a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Three months ended June 30
		2007			2006*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$0.59	$0.06	$0.65	$0.47	$(0.14)	$0.33
Intraperiod tax allocation	(0.12)	-	(0.12)	(0.01)	-	(0.01)
CVO mark-to-market	(0.02)	-	(0.02)	0.01	-	0.01
Discontinued operations	(1.24)	(0.02)	(1.26)	(0.28)	0.01	(0.27)
Impairment	-	-	-	-	(0.25)	(0.25)
Reported GAAP earnings per share	(0.79)	0.04	(0.75)	0.19	(0.38)	(0.19)
Shares outstanding (millions)			256			250

* Previously reported 2006 results have been restated to reflect discontinued operations

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Six months ended June 30
		2007			2006*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$1.19	$0.26	$1.45	$0.94	$(0.11)	$0.83
Intraperiod tax allocation	(0.10)	–	(0.10)	(0.07)	–	(0.07)
CVO mark-to-market	(0.01)	–	(0.01)	(0.09)	–	(0.09)
Discontinued operations	(1.02)	(0.03)	(1.05)	(0.38)	(0.05)	(0.43)
Derivative contracts mark-to-market	–	0.04	0.04	–	–	–
Impairment	–	(0.01)	(0.01)	–	(0.25)	(0.25)
Reported GAAP earnings per share	$0.06	$0.26	$0.32	$0.40	$(0.41)	$(0.01)
Shares outstanding (millions)			255			250

* Previously reported 2006 results have been restated to reflect discontinued operations

Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuels operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuels sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.12 for the quarter and decreased earnings per share by $0.01 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market decreased earnings per share by $0.02 for second-quarter 2007 and increased earnings per share by $0.01 for the same period last year. Progress Energy is unable to predict the changes in the market value of the CVOs and, since these changes do not affect the company’s underlying obligation, management does not consider the adjustment to be a component of ongoing earnings.

Coal Mine Discontinued Operations

On Nov. 14, 2005, our board of directors approved a plan to divest of our coal mining operations. As a result, we have classified the coal mining operations as discontinued operations in the accompanying financial statements for all periods presented. On April 6, 2006, we signed an agreement to sell certain net assets of the coal mining business for $23 million and the sale closed on May 1, 2006. The remaining coal mining operations are expected to be sold in 2007. Discontinued coal mining operations decreased earnings per share by $0.02 for second-quarter 2007 and increased earnings per share by $0.01 for the same period last year. Due to our commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

CCO Discontinued Operations

In June of 2007, the company sold nearly all of the remaining Progress Ventures, Inc.’s Competitive Commercial Operations physical and commercial assets, which include approximately 1,900 megawatts of power generation facilities in Georgia, as well as forward gas and power contracts, gas transportation, storage and structured power and other contracts, including the full requirements contracts with 16 Georgia Electric Membership Cooperatives. Discontinued CCO operations decreased earnings per share by $1.25 for second-quarter 2007 and decreased earnings per share by $0.43 for the same period last year.  Due to disposition of these assets, management does not view this activity as representative of the ongoing operations of the company.

* * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held Aug. 8, 2007, at 2 p.m. ET (11 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-1272, confirmation code 5231014. If you encounter problems, please contact Amy Finelli at (919) 546-2233. A playback of the call will be available from 5 p.m. ET Aug. 8 through midnight on Aug. 22, 2007. To listen to the recorded call, dial (719) 457-0820 and enter confirmation code 5231014.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott starting at 3 p.m. ET. To participate in this session, please dial (913) 981-5507, confirmation code 5720194.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $10 billion in annual revenues. The company’s holdings include two electric utilities serving approximately 3.1 million customers in North Carolina, South Carolina and Florida. Progress Energy is the 2006 recipient of the Edison Electric Institute’s Edison Award, the industry’s highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder’s Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the financial resources and capital needed to comply with environmental laws and our ability to recover eligible costs under cost-recovery clauses; weather conditions that directly influence the production, delivery and demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to the Parent; the impact on our facilities and businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the ability to successfully access capital markets on favorable terms; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded; the impact that increases in leverage may have on us; the impact of derivative contracts used in the normal course of business; the investment performance of our pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve our cost-management targets for 2007 and 2008; our ability to generate and utilize tax credits from the production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K (Section 29/45K); the impact that future crude oil prices may have on our earnings from our coal-based solid synthetic fuels businesses; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

# # #

Contacts:    Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
CONSOLIDATED INTERIM FINANCIAL STATEMENTS
June 30, 2007

UNAUDITED CONSOLIDATED STATEMENTS of INCOME

	Three months Ended June 30,		Six months Ended June 30,
(in millions except per share data)	2007	2006	2007	2006
Operating revenues
Electric	$2,125	$2,082	$4,193	$4,067
Diversified business	281	216	547	454
Total operating revenues	2,406	2,298	4,740	4,521
Operating expenses
Utility
Fuel used in electric generation	716	709	1,452	1,399
Purchased power	283	260	504	489
Operation and maintenance	461	417	881	833
Depreciation and amortization	222	234	441	462
Taxes other than on income	125	120	249	239
Other	15	–	14	(2)
Diversified business
Cost of sales	353	227	597	483
Depreciation and amortization	2	10	4	19
Impairment of long-lived assets	–	91	–	91
Gain on the sales of assets	(1)	–	(17)	(4)
Other	9	20	27	34
Total operating expenses	2,185	2,088	4,152	4,043
Operating income	221	210	588	478
Other income
Interest income	6	7	14	24
Other, net	17	10	26	8
Total other income	23	17	40	32
Interest charges
Net interest charges	141	160	285	325
Allowance for borrowed funds used during construction	(4)	(2)	(7)	(4)
Total interest charges, net	137	158	278	321
Income from continuing operations before income tax and minority interest	107	69	350	189
Income tax expense	2	43	21	72
Income from continuing operations before minority interest	105	26	329	117
Minority interest in subsidiaries’ (loss) income, net of tax	(26)	7	(22)	13
Income from continuing operations	131	19	351	104
Discontinued operations, net of tax	(324)	(66)	(269)	(106)
Net (loss) income	$(193)	$(47)	$82	$(2)
Average common shares outstanding – basic	256	250	255	250
Basic earnings per common share
Income from continuing operations	$0.51	$0.08	$1.37	$0.42
Discontinued operations, net of tax	(1.26)	(0.27)	(1.05)	(0.43)
Net income	$(0.75)	$(0.19)	$0.32	$(0.01)
Diluted earnings per common share
Income from continuing operations	$0.51	$0.08	$1.37	$0.42
Discontinued operations, net of tax	(1.26)	(0.27)	(1.05)	(0.43)
Net income	$(0.75)	$(0.19)	$0.32	$(0.01)
Dividends declared per common share	$0.610	$0.605	$1.220	$1.210

This financial information should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2007	December 31, 2006
ASSETS
Utility plant
Utility plant in service	$24,525	$23,743
Accumulated depreciation	(10,540)	(10,064)
Utility plant in service, net	13,985	13,679
Held for future use	10	10
Construction work in progress	1,456	1,289
Nuclear fuel, net of amortization	300	267
Total utility plant, net	15,751	15,245
Current assets
Cash and cash equivalents	86	265
Short-term investments	1	71
Receivables, net	1,006	930
Inventory	1,035	969
Deferred fuel cost	228	196
Deferred income taxes	36	159
Assets of discontinued operations	33	887
Derivative assets	107	1
Prepayments and other current assets	291	107
Total current assets	2,823	3,585
Deferred debits and other assets
Regulatory assets	1,061	1,231
Nuclear decommissioning trust funds	1,379	1,287
Diversified business property, net	43	31
Miscellaneous other property and investments	456	456
Goodwill	3,655	3,655
Other assets and deferred debits	234	211
Total deferred debits and other assets	6,828	6,871
Total assets	$25,402	$25,701
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 259 and 256 million shares issued and outstanding, respectively	$5,962	$5,791
Unearned ESOP shares (2 million shares)	(39)	(50)
Accumulated other comprehensive loss	(44)	(49)
Retained earnings	2,361	2,594
Total common stock equity	8,240	8,286
Preferred stock of subsidiaries – not subject to mandatory redemption	93	93
Minority interest	38	10
Long-term debt, affiliate	271	271
Long-term debt, net	8,165	8,564
Total capitalization	16,807	17,224
Current liabilities
Current portion of long-term debt	749	324
Short-term debt	169	–
Accounts payable	761	712
Interest accrued	163	171
Dividends declared	158	156
Customer deposits	246	227
Liabilities of discontinued operations	9	189
Income taxes accrued	10	284
Other current liabilities	714	755
Total current liabilities	2,979	2,818
Deferred credits and other liabilities
Noncurrent income tax liabilities	243	306
Accumulated deferred investment tax credits	145	151
Regulatory liabilities	2,395	2,543
Asset retirement obligations	1,340	1,306
Accrued pension and other benefits	951	957
Other liabilities and deferred credits	542	396
Total deferred credits and other liabilities	5,616	5,659
Commitments and contingencies
Total capitalization and liabilities	$25,402	$25,701

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)
Six months ended June 30	2007	2006
Operating activities
Net income (loss)	$82	$(2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Discontinued operations, net of tax	269	106
Impairment of assets	–	91
Depreciation and amortization	502	529
Deferred income taxes	57	(25)
Investment tax credits	(6)	(6)
Tax levelization	23	19
Deferred fuel cost	83	170
Other adjustments to net income (loss)	(11)	115
Cash (used) provided by changes in operating assets and liabilities
Receivables	(16)	63
Inventory	(56)	(110)
Prepayments and other current assets	(71)	(17)
Accounts payable	54	14
Changes in income taxes, net	(507)	(61)
Other current liabilities	22	40
Regulatory assets and liabilities	11	4
Other assets and deferred debits	(27)	21
Other liabilities and deferred credits	(24)	(6)
Net cash provided by operating activities	385	945
Investing activities
Gross utility property additions	(895)	(669)
Diversified business property additions	(3)	(1)
Nuclear fuel additions	(97)	(62)
Proceeds from sales of discontinued operations and other assets, net of cash divested	647	221
Purchases of available-for-sale securities and other investments	(382)	(956)
Proceeds from sales of available-for-sale securities and other investments	433	1,126
Other investing activities	(7)	(14)
Net cash used by investing activities	(304)	(355)
Financing activities
Issuance of common stock	122	60
Proceeds from issuance of long-term debt, net	–	397
Net increase (decrease) in short-term debt	169	(175)
Retirement of long-term debt	(2)	(802)
Dividends paid on common stock	(311)	(303)
Cash distributions to minority interests of consolidated subsidiary	(10)	(74)
Other financing activities	(17)	(41)
Net cash used by financing activities	(49)	(938)
Cash (used) provided by discontinued operations
Operating activities	(210)	105
Investing activities	(1)	(98)
Net decrease in cash and cash equivalents	(179)	(341)
Cash and cash equivalents at beginning of period	265	605
Cash and cash equivalents at end of the period	$86	$264

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-1
Unaudited

Progress Energy, Inc.
Earnings Variances
Second Quarter 2007 vs. 2006

Regulated Utilities
($ per share)	Carolinas	Florida	Former Progress Ventures	Corporate and Other Businesses	Core Business		Coal & Synthetic Fuels		Consolidated

2006 GAAP earnings	0.30	0.34	(0.29)	(0.16)	0.19		(0.38)		(0.19)
Intraperiod tax allocation	(0.01)			0.02	0.01	A			0.01
Discontinued operations			0.29	(0.01)	0.28	B	(0.01)	B	0.27
CVO mark-to-market				(0.01)	(0.01)	C			(0.01)
Impairment					-		0.25	D	0.25
2006 ongoing earnings	0.29	0.34	-	(0.16)	0.47		(0.14)		0.33

Weather - retail	0.04	(0.03)			0.01				0.01

Other retail margin	0.04				0.04	E			0.04

Wholesale	(0.03)	0.01			(0.02)	F			(0.02)

O&M	(0.05)	(0.03)			(0.08)	G			(0.08)

Other operating expenses		(0.03)			(0.03)	H			(0.03)

Other	0.01				0.01				0.01

AFUDC equity		0.01			0.01				0.01

Depreciation & Amortization	0.03	(0.01)			0.02	I			0.02

Interest charges	0.01			0.05	0.06	J			0.06

Net diversified business				(0.01)	(0.01)		0.20	K	0.19

Taxes	0.01	0.02		0.10	0.13	L			0.13

Share dilution	(0.01)	(0.01)			(0.02)				(0.02)

2007 ongoing earnings	0.34	0.27	-	(0.02)	0.59		0.06		0.65
Intraperiod tax allocation				(0.12)	(0.12)	A			(0.12)
Discontinued operations			(1.25)	0.01	(1.24)	B	(0.02)	B	(1.26)
CVO mark-to-market				(0.02)	(0.02)	C			(0.02)
2007 GAAP earnings	0.34	0.27	(1.25)	(0.15)	(0.79)		0.04		(0.75)

Corporate and Other Businesses includes other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B -	Discontinued operations from sales of 1) CCO operations 2) Gas operations 3) Progress Telecom 4) Coal Mining businesses 5) Dixie Fuels and other fuels businesses.
C -	Corporate and Other - Impact of change in market value of outstanding CVO's.
D -
Coal and Synthetic Fuels - Impairment of Synthetic Fuel's intangible and long-lived assets and a partial impairment of terminal assets. Impairment also includes the write-off of state net operating loss carry forwards.

E -	Carolinas - Favorable primarily due to the impact of fuel and purchased power and pole attachment revenue.
F -	Carolinas - Unfavorable primarily due to decreased capacity revenues primarily driven by contract changes primarily with a major customer and decreased excess generation sales.
Florida - Favorable primarily due to increased capacity under contract with a major customer.
G -	Carolinas - Unfavorable primarily due to higher outage costs and higher employee benefit costs.
Florida - Unfavorable primarily due to additional sales and use tax related to an ongoing audit and higher outage costs.
H -	Florida - Unfavorable primarily due to the disallowance of fuel costs.
I -	Carolinas - Favorable primarily due to a decrease in Clean Smokestacks Act amortization.
Florida - Unfavorable primarily due to the impact of increases in depreciable base.
J -
Corporate and Other - Favorable primarily due to the $1.7 billion reduction in holding company debt during 2006 and the impact of the closure of certain tax years and positions, partially offset by a decrease in the interest allocated to discontinued operations.

K -
Coal and Synthetic Fuels - Favorable primarily due to increased synthetic fuels production, recovery of losses from equity investments, partially offset by unrealized mark-to-market losses on derivative contracts.

L -	Florida - Favorable primarily due to closure of certain tax years and positions and the impact of an increase in AFUDC equity.
Corporate and Other - Favorable primarily due to closure of certain tax years and positions related to divested subsidiaries.

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-2
Unaudited

Progress Energy, Inc.
Earnings Variances
Year-to-Date 2007 vs. 2006

Regulated Utilities
($ per share)	Carolinas	Florida	Former Progress Ventures	Corporate and Other Businesses	Core Business		Coal & Synthetic Fuels		Consolidated

2006 GAAP earnings	0.64	0.56	(0.46)	(0.34)	0.40		(0.41)		(0.01)
Intraperiod tax allocation				0.07	0.07	A			0.07
Discontinued operations			0.46	(0.08)	0.38	B	0.05	B	0.43
CVO mark-to-market				0.09	0.09	C			0.09
Impairment					-		0.25	D	0.25
2006 ongoing earnings	0.64	0.56	-	(0.26)	0.94		(0.11)		0.83

Weather - retail	0.06	(0.04)			0.02				0.02

Other retail - growth and usage	0.04	0.02			0.06				0.06

Other retail margin	0.05	0.02			0.07	E			0.07

Wholesale	(0.04)	0.03			(0.01)	F			(0.01)

O&M	(0.03)	(0.03)			(0.06)	G			(0.06)

Other operating expenses		(0.03)			(0.03)	H			(0.03)

Other	0.01	(0.05)			(0.04)	I			(0.04)

AFUDC equity	0.01	0.02			0.03				0.03

Depreciation & Amortization	0.05	(0.02)			0.03	J			0.03

Interest charges	0.01			0.09	0.10	K			0.10

Net diversified business				(0.05)	(0.05)	L	0.37	L	0.32

Taxes	0.04	0.04		0.08	0.16	M			0.16

Share dilution	(0.02)	(0.01)			(0.03)				(0.03)

2007 ongoing earnings	0.82	0.51	-	(0.14)	1.19		0.26		1.45
Intraperiod tax allocation				(0.10)	(0.10)	A			(0.10)
Discontinued operations			(1.03)	0.01	(1.02)	B	(0.03)	B	(1.05)
CVO mark-to-market				(0.01)	(0.01)	C			(0.01)
Derivative contracts mark-to-market					-		0.04	N	0.04
Impairment					-		(0.01)	O	(0.01)
2007 GAAP earnings	0.82	0.51	(1.03)	(0.24)	0.06		0.26		0.32

Corporate and Other Businesses includes other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B -	Discontinued operations from sales of 1) CCO operations 2) Gas operations 3) Progress Telecom 4) Coal Mining businesses 5) Dixie Fuels and other fuels businesses.
C -	Corporate and Other - Impact of change in market value of outstanding CVO's.
D -
Coal and Synthetic Fuels - Impairment of Synthetic Fuel's intangible and long-lived assets and a partial impairment of terminal assets. Impairment also includes the write-off of state net operating loss carry forwards.

E -	Carolinas - Favorable primarily due to the impact of fuel and purchased power and pole attachment revenue.
Florida - Favorable primarily due to increased electric property rental revenues.
F -	Carolinas - Unfavorable primarily due to decreased capacity revenues primarily driven by contract changes primarily with a major customer and decreased excess generation sales.
Florida - Favorable primarily due to increased capacity under contract with a major customer.
G -	Carolinas - Unfavorable primarily due to higher outage costs and higher employee benefit costs, partially offset by recording additional estimated environmental remediation expenses in 2006.
Florida - Unfavorable primarily due to higher outage costs and additional sales and use tax related to an ongoing audit.
H -	Florida - Unfavorable primarily due to the disallowance of fuel costs.
I -	Florida - Unfavorable primarily due to lower interest income on previously under recovered fuel costs, short-term investments and unrecovered storm restoration costs.
J -	Carolinas - Favorable primarily due to a decrease in Clean Smokestacks Act amortization partially offset by the impact of increases in depreciable base.
Florida - Unfavorable primarily due to the impact of increases in depreciable base.
K -
Corporate and Other - Favorable primarily due to the $1.7 billion reduction in holding company debt during 2006 and the impact of the closure of certain tax years and positions, partially offset by a decrease in the interest allocated to discontinued operations.

L -	Corporate and Other - Unfavorable primarily due to the 2006 gain on the sale of Level 3 stock received as part of the Progress Telecom sale, partially offset by the 2007 sale of monopoles.

Coal and Synthetic Fuels - Favorable primarily due to increased synthetic fuels production, unrealized mark-to-market gains on derivative contracts, recovery of losses from equity investments and lower royalty expense.

M -	Carolinas - Favorable primarily due to current changes related to prior year federal and state tax returns.
Florida - Favorable primarily due to closure of certain tax years and positions and the impact of an increase in AFUDC equity.
Corporate and Other - Favorable primarily due to closure of certain tax years and positions related to divested subsidiaries.
N -	Coal and Synthetic Fuels - Unrealized mark-to-market gains on derivative contracts entered into by Ceredo Synfuel LLC.
O -	Coal and Synthetic Fuels - Impairment represents the write-off of state net operating loss carry forwards.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited

	Three Months Ended			Three Months Ended			Percentage Change
	June 30, 2007			June 30, 2006			From June 30, 2006
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$327	$533	$860	$299	$559	$858	9.4%	(4.7)%
Commercial	261	281	542	236	291	527	10.6	(3.4)
Industrial	174	78	252	173	91	264	0.6	(14.3)
Governmental	22	74	96	21	74	95	4.8	-
Provision for retail revenue sharing	-	-	-	-	-	-	-	-
Total Retail	$784	$966	$1,750	$729	$1,015	$1,744	7.5	(4.8)
Wholesale	158	102	260	167	69	236	(5.4)	47.8
Unbilled	28	19	47	14	23	37	-	-
Miscellaneous revenue	26	42	68	25	40	65	4.0	5.0
Total Electric	$996	$1,129	$2,125	$935	$1,147	$2,082	6.5%	(1.6)%

Energy Sales (millions of kWh)
Retail
Residential	3,575	4,502	8,077	3,438	4,745	8,183	4.0%	(5.1)%
Commercial	3,347	2,947	6,294	3,218	3,010	6,228	4.0	(2.1)
Industrial	2,986	938	3,924	3,139	1,100	4,239	(4.9)	(14.7)
Governmental	332	811	1,143	333	806	1,139	(0.3)	0.6
Total Retail	10,240	9,198	19,438	10,128	9,661	19,789	1.1	(4.8)
Wholesale	3,166	1,447	4,613	3,328	962	4,290	(4.9)	50.4
Unbilled	403	751	1,154	232	779	1,011	-	-
Total Electric	13,809	11,396	25,205	13,688	11,402	25,090	0.9%	(0.1)%

Energy Supply (millions of kWh)
Generated - steam	7,127	4,887	12,014	7,192	5,033	12,225
nuclear	5,457	1,715	7,172	5,482	1,703	7,185
combustion turbines/combined cycle	769	2,729	3,498	380	2,856	3,236
hydro	107	-	107	135	-	135
Purchased	822	2,718	3,540	963	2,528	3,491
Total Energy Supply (Company Share)	14,282	12,049	26,331	14,152	12,120	26,272

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	269	29		209	9		28.7%	222.2%
- Normal	240	25		247	25

Cooling Degree Days - Actual	525	854		479	978		9.6%	(12.7)%
- Normal	521	930		531	931

Impact of retail weather to normal on EPS	$0.01	$(0.02)	$(0.01)	$(0.03)	$0.01	$(0.02)

	Six Months Ended			Six Months Ended			Percentage Change
	June 30, 2007			June 30, 2006			From June 30, 2006
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$751	$1,025	$1,776	$675	$1,066	$1,741	11.3%	(3.8)%
Commercial	515	528	1,043	462	536	998	11.5	(1.5)
Industrial	339	152	491	336	174	510	0.9	(12.6)
Governmental	44	141	185	41	140	181	7.3	0.7
Provision for retail revenue sharing	-	-	-	-	1	1	-	(100.0)
Total Retail	$1,649	$1,846	$3,495	$1,514	$1,917	$3,431	8.9	(3.7)
Wholesale	$352	181	533	$360	137	497	(2.2)	32.1
Unbilled	3	27	30	(13)	24	11	-	-
Miscellaneous revenue	49	86	135	52	76	128	(5.8)	13.2
Total Electric	$2,053	$2,140	$4,193	$1,913	$2,154	$4,067	7.3%	(0.6)%

Energy Sales (millions of kWh)
Retail
Residential	8,316	8,657	16,973	7,856	9,056	16,912	5.9%	(4.4)%
Commercial	6,591	5,570	12,161	6,270	5,560	11,830	5.1	0.2
Industrial	5,807	1,833	7,640	6,071	2,105	8,176	(4.3)	(12.9)
Governmental	659	1,560	2,219	653	1,527	2,180	0.9	2.2
Total Retail	21,373	17,620	38,993	20,850	18,248	39,098	2.5	(3.4)
Wholesale	7,122	2,617	9,739	7,286	1,970	9,256	(2.3)	32.8
Unbilled	60	941	1,001	(146)	629	483	-	-
Total Electric	28,555	21,178	49,733	27,990	20,847	48,837	2.0%	1.6%

Energy Supply (millions of kWh)
Generated -steam	14,699	9,451	24,150	14,702	9,384	24,086
nuclear	11,582	3,347	14,929	11,601	3,053	14,654
combustion turbines/combined cycle	1,245	4,516	5,761	609	4,634	5,243
hydro	320	-	320	325	-	325
Purchased	1,734	5,033	6,767	1,863	4,998	6,861
Total Energy Supply (Company Share)	29,580	22,347	51,927	29,100	22,069	51,169

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,848	322		1,743	298		6.0%	8.1%
- Normal	1,876	385		1,919	386

Cooling Degree Days - Actual	554	1,066		494	1,188		12.1%	(10.3)%
- Normal	533	1,137		542	1,139

Impact of retail weather to normal on EPS	$0.00	$(0.06)	$(0.06)	$(0.06)	$(0.02)	$(0.08)

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited

Financial Statistics
	June 30, 2007	June 30, 2006
Return on average common stock equity (12 months ended)	7.9%	7.6%
Book value per common share	$32.11	$31.32
Capitalization
Common stock equity	46.5%	42.4%
Preferred stock of subsidiary and minority interest	0.7%	0.6%
Total debt	52.8%	57.0%
Total Capitalization	100.0%	100.0%

Impact of Discontinued Operations
(Earnings per share)	Six months ended June 30, 2007	Six months ended June 30, 2006
CCO Operations	$(1.02)	$(0.67)
Coal Mine Operations	(0.03)	(0.05)
Gas Operations	(0.01)	0.11
Other	0.01	-
Progress Telecom	-	0.09
Rowan and DeSoto Plants	-	0.10
Rail	-	(0.01)
Total	$(1.05)	$(0.43)